Exhibit (e)(xi)

                                AMENDMENT #1
                                     TO
                                  EXHIBIT B
                                     TO
                    SUB-ADMINISTRATIVE SERVICES AGREEMENT


      This Amendment No. 1 to Exhibit B to the Sub-Administrative Services Agreement dated January 1, 2000 is made and entered into as of September 15, 2000 by and between Marshall & Ilsley Trust Company ("M&I"), and Federated Services Company ("FSC").

      WHEREAS, M&I and FSC entered into a Sub-Administrative Services Agreement dated January 1, 2000 (referred to herein as the "Agreement");

      WHEREAS, the fees payable to FSC under the Agreement are set forth on Exhibit B to the Agreement, and M&I and FSC desire to amend the Exhibit B to the Agreement in certain respects to reflect a new fee arrangement;

      NOW THEREFORE, the parties intending to be legally bound agree as follows:

1. Pursuant to Section 4 of the Sub-Administrative Services Agreement, M&I agrees to pay Federated a subadministrative fee equal to 63% of the fees M&I is entitled to receive under the Administrative Services Agreement dated January 1, 2000, between M&I and the Marshall Funds, Inc., as amended.

2. M&I and FSC hereby ratify and confirm all the terms, conditions and provisions of the Sub-Administrative Services Agreement, as herein amended, as remaining in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designed below as of the day and year first above written.

MARSHALL & ILSLEY TRUST COMPANY           FEDERATED SERVICES COMPANY

By:  /s/ Brooke J. Billick                By:  /s/ John V. Gray
   ---------------------------               -------------------------
Name:  Brooke J. Billick                  Name:  John V. Gray
Title:  Vice President & Securities Counsel
Title:  Vice President